Free Writing Prospectus	Filed pursuant to Rule 433
Dated January 21, 2026	Registration No. 333-286570

CNH Equipment Trust 2026-A

Jt-Leads: BofA (struc), JPM, Mizuho, Santander

Co-Mgrs : DBS, Deutsche

CL	AMT($MM)	WAL ^	M/F	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	$PRICE
A-1	186.400	0.23	P-1/F1+	1-6	07/26	2/27	I-CRV	+14	3.815	3.815	100.00000
A-2a	352.698	1.05	Aaa/AAA	6-22	11/27	6/29	I-CRV	+33	3.858	3.820	99.99256
A-2b	150.000	1.05	Aaa/AAA	6-22	11/27	6/29	SOFR30a	+33			100.00000
A-3	437.790	2.74	Aaa/AAA	22-48	01/30	5/31	I-CRV	+39	4.041	4.000	99.98104
A-4	84.440	3.96	Aaa/AAA	48-48	01/30	7/33	I-CRV	+42	4.178	4.140	99.99251
^ Note slight change to WALS/windows/e.finals in upsize

Bill & Deliver : BofA	Offered Size : $1,211,328,000
Expected Ratings: Moody's, Fitch	BBG Ticker : CNH 2026-A	SSAP : CH262
ERISA Eligible : Yes	Format : SEC Registered
Expected Settle : 1/28/26	Min Denoms : $1k x $1
First Pay : 2/17/26	RR Compliance : US - Yes, EU - No
CUSIPs : A-1 189920 AA9 A-2a 189920 AB7 A-2b 189920 AC5 A-3 189920 AD3 A-4 189920 AE1	Pricing Speed: 20% CPR to 10% Clean-Up Call Intexnet : : bascnheq26a_upsize K3UV https://dealroadshow.com/e/CNH2026A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.